SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – February 15, 2005

MELLON FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	1-7410	25-1233834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mellon Center 500 Grant Street Pittsburgh, Pennsylvania	15258
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (412) 234-5000

(Former name or former address, if changed since last report)

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 15, 2005, the Human Resources Committee (the “Committee”) of the Board of Directors of Mellon Financial Corporation (the “Corporation”) determined that (i) participants in the Corporation’s Elective Deferred Compensation Plan for Senior Officers, Elective Deferred Compensation Plan and 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board and (ii) participants in the Corporation’s Long-Term Profit Incentive Plan (1996 and 2004) who have received Deferred Share Awards (collectively, the “Deferred Compensation Plans and Arrangements”) would be permitted to terminate their participation in such Deferred Compensation Plans and Arrangements and/or cancel deferral elections, in each case with respect to amounts subject to recently-enacted Section 409A of the Internal Revenue Code in a manner provided and to the extent limited by Section 409A. The Committee also directed the Corporation’s management to review the Deferred Compensation Plans and Arrangements and to prepare amendments and/or replacement plan documents for the Committee’s review for the purpose of complying with Section 409A. Further, to effect compliance with Section 409A with respect to such awards, the Committee authorized the amendment of the Type II Stock Options and Deferred Cash Incentive Awards granted under the Corporation’s Long-Term Profit Incentive Plan (1996 and 2004) to provide that such awards will be payable during a specified time period after vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 18, 2005	MELLON FINANCIAL CORPORATION

	By:	/s/ MICHAEL A. BRYSON
Michael A. Bryson Chief Financial Officer